SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Zendesk, Inc.

(Name of Registrant as Specified in Its Charter)

JANA Partners LLC

JANA Special Situations Management, LP

Barry Rosenstein

Quincy Allen

Felicia Alvaro

Jeff Fox

Scott Osfeld

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 16, 2022, JANA Partners LLC ("JANA") issued a letter to the Board of Directors (the "Board") of Zendesk, Inc. (the "Company") outlining what JANA believes to be significant strategic and operational missteps on the part of the Board and announcing that JANA has identified and nominated four highly-qualified individuals to stand for election to the Board at the Company's 2022 annual meeting of stockholders. A copy of the letter is filed herewith as Exhibit 1. Information regarding the Participants (as defined in Exhibit 2) in any future solicitation of proxies regarding the Company is filed herewith as Exhibit 2.

Exhibit 1

February 16, 2022

Board of Directors

Zendesk, Inc.

989 Market Street

San Francisco, CA 94103

Members of the Board,

Zendesk’s (the “Company”) lengthy effort to win support for the Momentive acquisition has been met by vociferous and sustained rebuke. JANA Partners (“we”), other shareholders and sell-side analysts have criticized and opposed the acquisition. Last Friday we were joined by leading independent proxy advisory firms ISS and Glass Lewis, both of which advised Zendesk shareholders to vote AGAINST the transaction. With the February 25th vote fast approaching, we believe Zendesk shareholders will finally be able to save themselves from their own board by voting down the Momentive transaction.

However, lasting damage has been done. We believe the board has all but assured that Zendesk will suffer a persistent discount to its intrinsic value. The board has shown a reckless disregard for shareholder capital, a seeming readiness to resort to “questionable reasoning”[1] when challenged, and most recently reinforced concerns about its history of refusing to engage with interested strategic and financial buyers for the Company. With the current board at the helm, we believe shareholders are perpetually in danger of what Glass Lewis characterized as the board’s “ready, fire, aim”[2] process.

To address the damage Zendesk’s board has already inflicted on shareholders and to protect against further harm, we believe the board must either be replaced with capable fiduciaries or reverse course and engage with interested strategic and financial buyers to sell the Company.

We are nominating Quincy Allen, Felicia Alvaro, Jeff Fox and Scott Ostfeld for election to the board at the Company’s 2022 annual meeting (biographical information below). These highly qualified nominees bring public company CEO, CFO, COO, board and investment experience in software and technology, as well as operational, strategy, M&A, finance and governance experience. We believe they are ideally suited to work with the remaining directors to rehabilitate the Company’s standing with investors and drive shareholder value. Should you wish to discuss this matter further, we can be reached at (212) 455-0900.

Sincerely,

Managing Partner
JANA Partners LLC

______________________________________

1“…we find Zendesk has increasingly relied on questionable reasoning…” (Glass Lewis, 2/11/22).

2“…Zendesk's proposed acquisition of Momentive could readily be characterized as a case of, ‘ready, fire, aim’." (Glass Lewis, 2/11/22).

Nominee Biographies:

Quincy L. Allen	Mr. Allen has over 35 years of leadership experience in the technology services industry. From 2015 to 2018, he served as IBM Corporation’s Go-To-Market Leader of Cognitive Process Services and Chief Marking Officer for IBM Cloud. From 2012 to 2015, Mr. Allen served as Chief Marketing and Strategy Officer at Unisys Corporation, a global information technology company. From 2009 to 2010, he served as Chief Executive Officer for Vertis Communications, a direct marketing and advertising company. Prior to joining Vertis, Mr. Allen held several leadership positions with Xerox Corporation, including President of the Global Services and Strategic Marketing Group and President of Production Systems Group. Mr. Allen serves on the board of enterprise technology provider Lumen Technologies (audit committee), Office Depot (audit committee) and ABM Industries (audit committee). He previously served on the boards of NCR and Gateway. Mr. Allen is on the board of Launch NY, a not-for-profit supporting startup companies with access to seed capital and business mentoring. Mr. Allen holds a B.S. in Electrical Engineering from Northeastern University and an M.B.A. from University of Rochester.

Felicia Alvaro	Ms. Alvaro has over 20 years of finance experience in the software sector. Most recently, she was Executive Vice President, Chief Financial Officer and Treasurer of Ultimate Software before she retired in 2020. She spent 22 years at Ultimate Software, a cloud-based human capital management software provider for businesses, helping the company grow from $50 million in revenue to over $1 billion. In her role, she oversaw the financial aspects of the company’s largest acquisition, which took them global, as well as its transition from being a publicly traded company to privately held following Hellman & Friedman’s $11 billion acquisition. Prior to Ultimate Software, she spent 11 years in finance and accounting positions at Precision Response Corporation, Pueblo Xtra International and KPMG. Ms. Alvaro serves on the board of cloud-based software provider Servicemax (audit chair) and was previously on the board of cloud-based software provider Cornerstone on Demand (audit chair) until it was taken private by Clearlake Capital Group in 2021. Ms. Alvaro holds a B.S. in Accounting from Southeastern Louisiana University.

Jeff Fox	Since 2009, Jeff Fox has served as Chief Executive Officer of The Circumference Group, a public and private investing platform, where he oversees management and business strategy. From 2017 to 2021, he served as President and CEO of Endurance International Group Holdings, Inc., an IT services company that specialized in web hosting, where he also served as a member of its board of directors from 2017 until it was taken private by Clearlake Capital Group in 2021. Mr. Fox held various roles at Convergys Corporation (formerly NYSE: CVG), an information management company, from 2010 until its sale to Synnex Corporation in 2018: from 2013 to 2018 he served as Chairman of the board; from 2012 to 2013 he served as Executive Chairman; and from 2010 to 2012 he served as President and CEO. Prior to this, Mr. Fox held multiple positions at Alltel Corporation, where, as COO, he directed the operations of the 5th largest wireless company in the United States, with over $10 billion in revenue, $3.5 billion in EBITDA, and 16,000 employees. In this role he was responsible for all retail, business, and indirect sales, marketing, customer service, IT, engineering, network planning and operations, supply chain, procurement, and operations support. Mr. Fox began his career in investment banking with Merrill Lynch and Stephens, Inc., specializing in M&A. Mr. Fox previously served on the boards of Avis Budget Group and Blackhawk Network until its sale to Silver Lake. Mr. Fox holds a B.A. in Economics from Duke University.

Scott Ostfeld	Mr. Ostfeld has 17 years of experience investing and driving shareholder value in public companies. He is a Partner of JANA Partners LLC and Co-Portfolio Manager of JANA Strategic Investments, a strategy specializing in enhancing stockholder value through active stockholder engagement. Prior to joining JANA Partners in 2006, Mr. Ostfeld was at GSC Partners, where he served in their distressed debt private equity group and focused on acquiring companies through the restructuring process and enhancing value as an equity owner. Mr. Ostfeld was previously an investment banker at Credit Suisse First Boston Corporation, where he worked on M&A and capital raising. Mr. Ostfeld serves on the board of Conagra Brands. He previously served on the boards of HD Supply Holdings until its sale to Home Depot, and Team Health Holdings until its sale to Blackstone. He serves as a member of the advisory board of Columbia University’s Richman Center for Business, Law, and Public Policy. Mr. Ostfeld holds a B.A. in Art History from Columbia University, a J.D. from Columbia Law School and an M.B.A. from Columbia Business School.

Important Information

JANA Partners LLC, JANA Special Situations Management, LP, Barry Rosenstein (“collectively JANA”), Quincy Allen, Felicia Alvaro, Jeff Fox and Scott Ostfeld (collectively and together with JANA, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the stockholders of Zendesk, Inc. ("Zendesk" or the “Company”) in connection with the Company's 2022 annual meeting of stockholders (the "2022 Annual Meeting"). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies, each in connection with the 2022 Annual Meeting, by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in a Schedule 14A filed by the Participants with the SEC on February 16, 2021. This document is available free of charge from the source indicated above.

For the avoidance of doubt, JANA is not seeking, directly or indirectly, either on its own or another's behalf, the power to act as proxy for any security holders of Zendesk in respect of Zendesk's upcoming special meeting of stockholders (including any postponements or adjournments), anticipated to be held on February 25, 2022, and is not furnishing or otherwise requesting, or acting on behalf of a person who is furnishing or requesting, a form of revocation, abstention, consent or authorization from any security holders of Zendesk for such meeting.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this letter and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this letter and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. JANA disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. JANA has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Exhibit 2

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The JANA Parties (as defined below), together with the other Participants (as defined below), intend to file a definitive proxy statement and accompanying WHITE proxy card with the SEC to be used to solicit proxies for votes (a "Proxy Solicitation") regarding the election of its slate of director nominees and other proposals that may come before the 2022 annual meeting of stockholders of Zendesk, Inc. (the "Company").

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, D.F. KING & CO., INC., AT (800) 848-3410 (TOLL-FREE FROM THE U.S. AND CANADA) OR (212) 269-5550 (FROM OTHER LOCATIONS) OR BY EMAIL AT ZEN@DFKING.COM.

The Participants in any future Proxy Solicitation are anticipated to be: (i)  JANA Special Situations Management, LP, a Delaware limited partnership and the investment manager to certain fund(s) that hold shares of Common Stock ("JANA Special Situations"); (ii) JANA Partners LLC, a Delaware limited liability company and owner of JANA Special Situations ("JANA Partners"); (iii) Barry Rosenstein, the principal owner of the JANA Management ("Mr. Rosenstein" and, together with JANA Management and JANA Partners, the "JANA Parties"); (iv) Quincy Allen ("Mr. Allen"); (v) Felicia Alvaro ("Ms. Alvaro"); (vi) Jeff Fox ("Mr. Fox"); and (vii) Scott Ostfeld, ("Mr. Ostfeld", together with Mr. Allen, Ms. Alvaro and Mr. Fox, the "Nominees", and the Nominees together with the JANA Parties, the "Participants").

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 3,523,939 shares of common stock, par value $0.01, of the Company (the "Common Stock"). Of the 3,523,939 shares of Common Stock beneficially owned in the aggregate by the JANA Parties, such shares of Common Stock may be deemed to be beneficially owned as follows: (a) 3,523,939 shares of Common Stock may be deemed to be beneficially owned by JANA Management by virtue of it being the investment manager to certain fund(s) that hold shares of Common Stock, and (b) 3,523,939 shares of Common Stock may be deemed to be beneficially owned by JANA Partners by virtue of it being an owner of JANA Management.

Each Participant disclaims beneficial ownership of the Common Stock reported above except to the extent of his, her or its actual pecuniary interest therein.